Exhibit 14

MCEWEN MINING INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Revised and Adopted by the Board of Directors of US Gold Corporation (now known as McEwen Mining Inc.), on January 7, 2011.

McEwen Mining Inc. (the “Company”) will conduct its business honestly, ethically, and fairly with all its constituencies, including employees, shareholders, and the public. The Company will maintain a reputation for honesty, fairness, respect, responsibility, integrity, trust, and sound business judgment. No illegal or unethical conduct on the part of directors, officers, and employees (“McEwen Mining Representatives”) is in the Company’s best interest. This Code of Business Conduct and Ethics (the “Code”) extends to all McEwen Mining Representatives, who are expected to adhere to high standards of personal integrity, and avoid any potential misconduct or appearance of improper behaviour. Failure to comply with the Code will result in discipline, including termination.

1.                                      CONFLICTS OF INTEREST

A “conflict of interest” exists when an employee or director’s private interest interferes in any way with the interests of the Company. McEwen Mining Representatives have a duty to disclose relationships, activities, and interests that have the potential to conflict with the Company’s interests or deprive the Company of their complete loyalty when they act on the Company’s behalf.

Conflicts of interest are prohibited as a matter of Company policy, except as approved by the Board of Directors of the Company (the “Board”) or under the guidelines approved by the Board.  In order to avoid a conflict of interest, or even the appearance of a conflict of interest, McEwen Mining Representatives will not:

(a)         Possess any personal financial interest in any business transaction of the Company or its agents or representatives unless such interest is first approved by the Board.

(b)         Acquire or maintain any influential interest in or position with any other business enterprise whose activities are in competition with the Company.

(c)          Accept gifts, gratuities, bribes, kickbacks, or similar remuneration or consideration given by any person or organization in order to attract or influence business activity.

(d)         Use information concerning the Company’s business for personal gain or profit.

McEwen Mining Representatives are responsible for promptly notifying management or the Board of any known conflicts of interest, or any situation that is not a conflict of interest but has the potential to become so. Although it is impossible to identify every potential conflict of interest, and although the Company will work with McEwen Mining Representatives in case of conflict to search for a mutually satisfactory solution, interests or activities in which potential conflicts could arise need to be disclosed to the Board. The Company will strive to ensure that all McEwen Mining Representatives who promote its business and policies, or are responsible for the Company’s welfare and financial health, are not hindered by any conflicting relationships, activities, or interests.

2.                                      RELATED PARTY TRANSACTIONS

The Company has previously adopted a Related Party Transactions Policy for any “related person” (as defined therein), which is herein incorporated by reference. A related party transaction is any transaction in which a “related person” has a direct or indirect material interest.  Any transaction involving a related person or related party must be approved by the Audit Committee.

3.                                      CORPORATE OPPORTUNITY POLICY

The Company has previously adopted a Corporate Opportunity Policy, applicable to Company directors and officers, which is herein incorporated by reference. Company directors and officers are expressly prohibited from taking for themselves opportunities discovered through use of Company property, information, or position, using Company property for personal gain, and from competing with the Company. Company directors and officers owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.                                      INSIDER TRADING

McEwen Mining Representatives who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Company business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical, but also illegal. In order to assist McEwen Mining Representatives in complying with laws against insider trading, the Company has adopted an Insider Trading and Disclosure Policy for its McEwen Mining Representatives, which is incorporated herein by reference. McEwen Mining Representatives are expected to adhere to the Insider Trading and Disclosure Policy.

5.                                      CONFIDENTIALITY

McEwen Mining Representatives must maintain the confidentiality of confidential information entrusted to them by the Company, its customers, fellow employees, suppliers, and others who do business with the Company, except where the disclosure of this information has been authorized.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. The obligation to preserve confidential information continues even after employment ends.

6.                                      COMPLIANCE WITH LAWS AND REGULATIONS

McEwen Mining Representatives must respect and obey the laws, rules, and regulations of the cities, states, and countries in which the Company operates. If there is any doubt about whether conduct is in compliance with relevant laws and regulations, McEwen Mining Representatives are encouraged to seek advice from management or other appropriate personnel.

7.                                      HEALTH, SAFETY, AND THE WORKPLACE ENVIRONMENT

The Company strives to provide a safe work environment. McEwen Mining Representatives have a responsibility to maintain a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, and conditions.

Violence and threatening behaviour are not permitted. McEwen Mining Representatives should report to work in condition to perform their duties, free from influence of illegal drugs or alcohol.  The use of illegal drugs in the workplace will not be tolerated.

The diversity of the Company’s employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate illegal discrimination. Harassment or inappropriate behaviour by or towards McEwen Mining Representatives will not be tolerated. This includes intimidating, hostile, offensive, or unwelcome verbal or physical behaviour.

The Company also strives to avoid favouritism or the appearance of favouritism in the workplace. As such, people with close personal relationships, including familial and intimate relationship, should not be in supervisor/subordinate roles, or make decisions regarding employment or advancement.

8.                                      RECORD-KEEPING

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. McEwen Mining Representatives involved in creating, processing, or recording such information are responsible for its integrity. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to email, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies.

9.                                      FAIR DEALING

McEwen Mining Representatives will deal fairly and candidly with its customers, suppliers, competitors, and employees. This means McEwen Mining Representatives will not abuse privileged information or manipulate, conceal, or misrepresent material facts when conducting business on behalf of the Company. McEwen Mining Representatives shall refrain from gathering competitor intelligence by improper means, including stealing information, obtaining trade secrets without the owner’s consent, or inducing disclosures by past or present employees of competitors, and refrain from acting on knowledge that has been gathered in such manner.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided, or accepted by any McEwen Mining Representative unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations.

10.                               PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act (Canada) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. and Canadian governments have a number of laws and regulations regarding business gratuities, which may be accepted by government personnel. The promise, offer, or delivery to an official or employee of the U.S. government of a gift, favour, or other gratuity in violation of these rules would not only violate Company policy under this Code but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

11.                               COMPANY PROPERTY

McEwen Mining Representatives are responsible for protecting the Company’s assets and preventing their misuse. Company assets are provided by the Company for the conduct of the Company’s business and should not be used for personal use. Carelessness, theft, inefficient or improper use of Company assets negatively impacts the Company. McEwen Mining Representatives are expected to report any improper use of Company assets to management or the Board.

12.                               POLITICS AND PUBLIC RELATIONS

McEwen Mining Representatives may not speak publicly on behalf of the Company unless authorized to do so. The views of McEwen Mining Representatives must be kept strictly separate from the views of the Company, and McEwen Mining Representatives shall not engage in any course of speech or conduct that might be misleading or confuse the separation. Any public speech, political speech, or contributions by the Company must be authorized by the Board, and must be undertaken with the belief that it is in the Company’s best interest. This policy should not be construed to limit the speech or political rights of McEwen Mining Representatives in their capacity as private individuals.

13.                               REPORTING VIOLATIONS OF THE CODE

The Company expects all McEwen Mining Representatives to promptly report any violations of this Code, or other behaviour that is, could be, or appears unethical, to an appropriate supervisor, management personnel, the Board, or contact the anonymous reporting hotline, which can be reached at 866-420-4208, or http://mcewenmining.ethicspoint.com. Confidentiality, including keeping the reporting person’s identity anonymous if necessary, will be maintained to the maximum extent possible when balanced with the need to conduct an adequate review of the misconduct. The Company will not allow retaliation against any McEwen Mining Representative who makes a report in good faith.

14.                              COMPLIANCE PROCEDURES

In some situations it is difficult to know if a violation of this Code has occurred. Since it is impossible to anticipate every situation that will arise, it is important to approach new questions or problems with a sound framework. These are the steps to keep in mind:

(a)         Gather the facts:  Become as fully informed as possible to ensure that the Company can make an appropriate decision.

(b)         Ask yourself: What am I being asked to do and does it seem improper?  Focus on the specific problem being presented.  If it seems unethical, it probably is.

(c)          Clarify your responsibility and role: Approach others involved in the activity or project and discuss the potential for misconduct.

(d)         Discuss the problem with your supervisor: Your supervisor will likely have more information and can shed light on misconduct or lack thereof.  Most unethical conduct is reported directly to a supervisor.

(e)          Seek help from Company resources: If you feel your supervisor might be involved in the misconduct, reach out to the Board, human resources, or other member of Management.

(f)           You may report ethical violations without fear of retaliation: The Company will not permit retaliation, and will preserve anonymity if appropriate.

(g)          Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before taking action.

15.                               ADMINISTRATION AND WAIVER OF THE CODE

Any waiver of this Code for McEwen Mining Representatives may be made only by the Board.  In the case of a director seeking a waiver of this Code, such director may not participate in any Board vote related to such waiver. A waiver of this Code for any officer or director will be promptly disclosed to the Company’s shareholders.

This Code may be accessed on the Company’s public website at www.mcewenmining.com.  Any changes to the Code will be publicly displayed on the website. Only the Board may revise or alter this Code.